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AS FILED WITH THE COMMISSION ON APRIL 30, 2002

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ebix.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

April 30, 2002

Dear Stockholder:

        On behalf of the Board of Directors, I cordially invite you to the Annual Meeting of stockholders of ebix.com, Inc. (the "Company") to be held at 10:00 a.m., local time, on May 31, 2002, at the Company's principal executive office, which is located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois.

        The notice of meeting, proxy statement and proxy card are included with this letter. The business of the meeting is described in the attached notice of the meeting.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting. If you attend the meeting, you may withdraw your proxy by voting in person.

Sincerely,

Richard J. Baum Executive Vice President—Finance and Administration, Chief Financial Officer and Secretary

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of ebix.com, Inc. (the "Company") will be held at the principal executive office of the Company, located at 1900 E. Golf Road, Suite 1050, Schaumburg, Illinois 60173, on Friday, May 31, 2002, at 10:00 a.m., local time, and at any adjournments thereof, for the following purposes:

    1.
    To elect six directors of the Company to serve until the 2003 annual meeting.

    2.
    To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors

Richard J. Baum
Dated: April 30, 2002

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173
(847) 789-3047

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2002

PROXY STATEMENT

SUMMARY

        The accompanying proxy is solicited by the Board of Directors of ebix.com, Inc. (the "Company") for use at its 2002 Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement contains information about the Annual Meeting and was prepared by the Company's management for the Board of Directors. The Proxy Statement and the accompanying proxy, together with the Company's Annual Report on Form 10-K for the year ended December 31, 2001, were first mailed to stockholders on May 3, 2002.

VOTING

Voting Rights

        The Board of Directors has set April 12, 2002 as the record date for determining stockholders entitled to vote at the Annual Meeting. Holders of the Company's outstanding Common Stock, $0.10 par value per share ("Common Stock"), as of the record date will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On April 12, 2002, there were 18,326,182 shares of Common Stock outstanding.

Voting of Proxies

        Proxies that are signed and received in time for voting and not revoked as described below will be voted at the Annual Meeting as directed by you. IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR. If any other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by such proxy in accordance with their judgment.

        You may revoke the proxy at any time before it is exercised at the Annual Meeting. To revoke a proxy, you may:

  •
  send to the Secretary of the Company a letter indicating that you want to revoke your proxy;

  •
  deliver to the Secretary a duly executed proxy bearing a later date, which revokes all previous proxies; or

  •
  attend the Annual Meeting and vote your shares in person (although attendance at the meeting will not by itself revoke the proxy).

Quorum Requirements

        A quorum of stockholders is necessary to take action at the Annual Meeting. For purposes of each of the actions proposed to be taken at the Annual Meeting, a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum of stockholders.

        If you sign and return your proxy card, your shares will be counted to determine if a quorum exists, even if you abstain from voting on the proposal listed on the proxy card (called "abstentions"). If your shares are held in the name of your broker, you do not tell your broker how to vote as to a proposal and your broker does not have discretionary authority to vote on the matter (called "broker non-votes"), your shares covered by your broker's proxy will be counted in determining if a quorum of stockholders exists, but will not be counted as to that matter. If a quorum is not present or represented by proxy at the Annual Meeting, the stockholders entitled to vote at the meeting may adjourn the Annual Meeting, without notice other than the announcement at the Annual Meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new date is set to determine which stockholders are entitled to notice of the new meeting, a notice of adjourned meeting will be given to each stockholder entitled to vote at the meeting. If there is a quorum at the adjourned new meeting, any business may be transacted which might have been transacted at the original meeting.

Vote Required

        Directors are elected by a plurality of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting. This means that the six nominees receiving the highest number of "FOR" votes will be elected. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the election of directors. You will not be permitted to cumulate your votes in the election of directors.

        The person appointed by the Company to act as inspector of election for the Annual Meeting will count the votes at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of April 2, 2002, the ownership of Common Stock by each director of the Company (each of whom is also a nominee for director except Mr. Rogers), by each of the Named Executive Officers (as defined on page 7), by all of the current executive officers and directors of the Company as a group, and by all persons known to the Company to be beneficial owners of more than five percent of the Common Stock. The information set forth in the table as to the current directors, executive officers, and principal stockholders is based, except as otherwise indicated, upon information provided to the Company by such persons in connection with the preparation of this proxy statement. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.

	Common Stock
Name of Beneficial Owner	Ownership	Percent of Class
BRiT Insurance Holdings PLC (1)	6,952,300	37.9%
Rennes Fondation (2)	2,142,000	11.7%
Bay Area Micro-Cap Fund, L.P. (3)	1,474,800	8.0%
Coral Partners II (4)	1,282,623	7.0%
Wayne William Mills (5)	996,500	5.4%
Robin Raina (6)	931,288	5.1%
Roy Rogers (7)	862,060	4.7%
Larry Gerdes (8)	90,268	*
William Baumel (9)	45,500	*
Dennis Drislane (10)	13,200	*
Douglas Chisholm (11)	10,200	*
William Rich (12)	3,600	*
Richard J. Baum (13)	225,000	1.2%
All directors and executive officers as a group (8 persons)	2,181,116	11.9%

*
Less than 1%.

(1)
The address of BRiT Insurance Holdings PLC is 55 Bishopsgate, London, EC2N 3AS.

(2)
The address of the Rennes Fondation is Aeulestrasse 38, FL 9490 Vaduz Principality, Liechtenstein.

(3)
The address of Bay Area Micro-Cap Fund, L.P. is 3056 Whisperwave Circle, Redwood City, California 94065-8459.

(4)
The address of Coral Partners II is 60 South Sixth Street, Suite 3510, Minneapolis, Minnesota 55402.

(5)
The address of Wayne William Mills is 5020 Blake Road South, Edina, Minnesota 55436, based on a Schedule 13G filed by Mr. Mills on February 14, 2002.

(6)
Includes 929,688 shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.

(7)
Includes 636,860 shares of Common Stock held by the Rogers Family Trust dated January 21, 1981, as amended, 182,000 shares held by the Roy-Ruth Rogers Unitrust, 30,000 shares held by the Roy L. Rogers IRA Account and 13,200 shares that may be purchased by exercising outstanding options within 60 days after April 2, 2002. The address of Roy L. Rogers is 2500 Sand Hill Road, Menlo Park, California 94025.

(8)
Includes 33,600 shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002.

(9)
Includes 33,600 shares that may be purchased by exercising outstanding options within 60 days after April 2, 2002 and 1,500 shares held by Mr. Baumel and his wife, who have shared voting and investment power.

(10)
Includes 13,200 shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002.

(11)
Includes 7,200 shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002.

(12)
Represents shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002.

(13)
Includes 225,000 shares of Common Stock that may be purchased by exercising outstanding options within 60 days after April 2, 2002.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Six directors will be elected at the Annual Meeting. The directors elected will hold office until their successors are elected (which should occur at the next annual meeting) and qualified, unless they die, resign or are removed from office prior to that time. The six nominees receiving the highest number of votes will be elected. In the absence of specific instructions, executed proxies which do not indicate for whom votes should be cast will be voted "FOR" the election of the nominees named below as directors. In the event that any nominee is unable or declines to serve as a director (which is not anticipated), the proxyholders will vote for such substitute nominee as the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends.

        Set forth below is information as to each nominee for director, including age, principal occupation and employment during the past five years, directorships with other publicly-held companies, and period of service as a director of the Company. The nominees are all of the current members of the Board of Directors.

        ROBIN RAINA, 35, was elected a director of the Company in February, 2000. Mr. Raina joined the Company in October 1997 as Vice President—Professional Services and was promoted to Senior Vice President—Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President, Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999 and Chief Executive Officer effective September 23, 1999. Prior to joining the Company, from 1990 to 1997, Mr. Raina held senior management positions for Mindware/BPR serving in Asia and North America. While employed by Mindware/BPR, an international technology consulting firm, Mr. Raina was responsible for managing projects for multinational corporations including setting-up offshore laboratories, building intranets, managing service bureaus and support centers, providing custom programming, and year 2000 conversions. Mr. Raina holds an Industrial Engineering degree from Thapar University in Punjab, India.

        WILLIAM R. BAUMEL, 33, was appointed a director of the Company in July 1996. In mid 2000, Mr. Baumel joined RWI Group as a general partner. RWI Group is an early stage venture capital firm. Mr. Baumel was a partner with Coral Group, specializing in information services and technology investing from 1995 until mid 2000. From 1994 to 1995, Mr. Baumel held various positions with the Private Markets Group of Brinson Partners, Inc., an institutional money manager. Mr. Baumel previously held positions with Proctor & Gamble, a consumer products company, and Deloitte & Touche-San Francisco, an international accounting and consulting firm.

        DOUGLAS C. CHISHOLM, 58, was elected a director of the Company in October 2000. Mr. Chisholm is an independent consultant to the insurance industry for technology and business issues. From July 2000 through March 2001, he served as Director of Worldwide Innovation Network at Hewlett-Packard, a provider of computing and imaging solutions and services. From March 1996 until June 2000 he served as Director of World Wide Insurance Solutions Marketing at Hewlett-Packard. Mr. Chisholm was Assistant Vice President of World Wide Insurance Marketing at NCR, a relationship technology solutions company, from February 1994 to February 1996.

        DENNIS DRISLANE, 52, was elected a director of the Company in October 2000. Mr. Drislane is retired. From July 1997 to February 2001 Mr. Drislane was senior vice president responsible for customer account management, first with Healtheon and then with its successors Healtheon/WebMD and WebMD, each an end-to-end Internet healthcare company connecting physicians and consumers to the healthcare industry. From 1995 until July of 1997, Mr. Drislane was a divisional vice president for entertainment industry group customer account management at Electronic Data Systems, a computer service company.

        LARRY G. GERDES, 53, was elected a director of the Company in 1985. Since 1993, Mr. Gerdes has been Chief Executive Officer of Transcend Services, Inc. (Nasdaq-TRCR), a provider of transcription services to hospitals. Mr. Gerdes is also a director of Transcend Services, Inc. Prior to joining Transcend, Mr. Gerdes spent over 14 years in various executive capacities at HBO & Company including serving as Chief Financial Officer of HBO & Company and as Chief Executive Officer of Medical Systems Support, Inc., a wholly owned subsidiary of HBO & Company. Since 1983, Mr. Gerdes has been a general partner of Sand Hill Financial Company, a venture capital partnership. Additionally, since 1991, Mr. Gerdes has been a general partner in Gerdes Huff Investments, a private investment partnership located in Atlanta. Mr. Gerdes is also a director of Alliance Healthcard Inc.

        WILLIAM W. G. RICH, 65, was elected in November 2000 as a director. Since 1989, Mr. Rich has been Chief Executive Officer of Strategic Business Partners, Inc., which specializes in mergers, acquisitions and strategic alliances between financial software developers with a specialty in insurance. Under a contract between Strategic Business Partners, Inc. and Sherwood International LLC, an insurance software and consulting firm, Mr. Rich has served since 1996 as Sherwood's Director of Marketing, Life and Annuities, North America.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors has a standing Audit Committee that consists exclusively of non-employee directors. The Audit Committee provides assistance to the Board of Directors in monitoring (1) the integrity of the financial statements of the Company's and (2) the independence and performance of the Company's outside auditors. The Audit Committee currently consists of Messrs. Baumel, Gerdes and Rogers. Following the Annual Meeting, the Audit Committee is expected to consist of Messrs. Baumel, Gerdes and Chisholm. The Audit Committee met three times during the fiscal year ended December 31, 2001.

        The Board of Directors has a standing Compensation Committee that consists exclusively of non-employee directors. The Compensation Committee is responsible for approving compensation of officers and directors and administration of the Company's various employee benefit plans. The Compensation Committee currently consists of Messrs. Chisholm, Drislane, Rich and Rogers. The Compensation Committee met in conjunction with three of the Board meetings during 2001.

        The Board of Directors does not have a nominating committee or a committee performing similar functions.

        The Board of Directors held ten meetings during 2001. No director attended fewer than 75 percent of the meetings of the Board of Directors and its committees on which he served during 2001, except that Messr. Rogers attended approximately 70 percent of such meetings.

Director Compensation

        Non-employee directors do not receive an annual retainer or any other fees for their service as directors. Under the Non-Employee Directors Stock Option Plan (the "1998 Director Option Plan"),

each non-employee director upon initial election or appointment to serve on the Board of Directors receives a grant of an option to purchase 12,000 shares of Common Stock at an exercise price per share of 100% of the fair market value of a share on the date of the grant. Of the 12,000 shares of Common Stock subject to such an option: (1) 4,000 shares become exercisable on the day prior to the first anniversary of the date of the grant and (2) 1,000 shares become exercisable on the last day of each of the eight calendar quarters commencing on the last day of the calendar quarter ending on or after the first anniversary of the date of the grant. Each option has a term of 10 years beginning on the date of the grant. During 2001, each of Messrs. Chisholm and Rich received an option to purchase 12,000 shares of Common Stock on May 16, 2001 with an exercise price of $1.12. Due to agreements with their employers, Messrs. Chisholm and Rich were unable to accept such options upon their initial appointment to the Board but were able to accept such options once the agreements terminated.

        In addition, the 1998 Director Option Plan provides for each non-employee director, immediately following each annual meeting of stockholders of the Company, to be granted an option to purchase 3,600 shares of Common Stock at an exercise price per share of 100% of the fair market value of a share of Common Stock on the date of the grant. Of the 3,600 shares of Common Stock subject to such an option, 900 shares are exercisable on the last day of each of the four calendar quarters commencing on the last day of the calendar quarter ending on or after the date of the grant. Each option has a term of 10 years beginning on the date of the grant. Each of the non-employee directors, Messrs. Baumel, Chisholm, Drislane, Gerdes, Rich and Rogers, received an option to purchase 3,600 shares of Common Stock, at an exercise price of $1.50, following the Company's Annual Meeting on May 30, 2001.

OTHER DIRECTOR

        Mr. Rogers has been a director of the Company since October 2000 but is not seeking, and has not been nominated for, re-election to the Board of Directors at the Annual Meeting. Accordingly, Mr. Rogers' service as a director will end on the date of the Annual Meeting.

        ROY L. ROGERS, 67, was elected a director of the Company in October 2000. Mr. Rogers has served as a general partner of two venture capital limited partnerships, R&W Ventures I (from 1986 to 1993) and II (from 1989 to 1998). In addition, he is a private investor focused on technology companies.

EXECUTIVE OFFICERS

        The Company has two executive officers, Mr. Raina, information as to whom is provided under "Prosposal No. 1—Election of Directors," and Richard J. Baum, the Company's Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary.

        Richard J. Baum, 63, has been Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary since July 21, 1999, having joined the Company as Senior Controller in June 1999. Since 1988 he had been President of Consulting Capabilities Corp., a general business consulting firm specializing in turnaround and crisis management, which became inactive when he joined the Company. His prior executive level posts include Chief Financial Officer of General American Equities (1983-1987), Vice President of American Invesco Corp (1979-1983), Chief Financial Officer of Norlin Music, Inc. (1977-1979), Chief Financial Officer and member of the Board of Midas International Corp. (1972-1977). He is a CPA and holds an MBA from the University of Chicago.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4, and 5 furnished to the Company and representations by certain executive officers and directors that no such reports were required for them, the Company believes that, during 2001, all of its directors, officers and more-than-ten-percent beneficial owners filed all such reports on a timely basis.

EXECUTIVE COMPENSATION

        Set forth in the table below is information regarding the annual and long-term compensation for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 for the Chief Executive Officer and the Company's other executive officer of the Company as of December 31, 2001 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Robin Raina (1)— President and Chief Executive Officer	2001 2000 1999	$ $ $	300,050 215,435 174,519	$ $ $	150,000 100,000 125,000	1,000,000 — 180,000	$ $ $	2,550 2,550 2,369
Richard J. Baum (2)— Executive Vice President— Finance & Administration and Chief Financial Officer	2001 2000 1999	$ $ $	190,050 187,550 93,558	$ $ $	35,625 52,500 26,250	250,000 10,000 100,000	$ $ $	2,550 2,550 606

(1)
Mr. Raina joined the Company effective October 1997. Mr. Raina was appointed President of the Company August 2, 1999 and Chief Executive Officer of the Company effective September 23, 1999.

(2)
Mr. Baum joined the Company effective June 1999. Mr. Baum was appointed Senior Vice President—Finance & Administration and Chief Financial Officer in July 1999. Mr. Baum was appointed Executive Vice President—Finance & Administration and Chief Financial Officer in August 2001.

(3)
Represents Company matching contributions pursuant to the Company's 401(k) plan.

Option Grants for the Year Ended December 31, 2001

        Set forth in the table below is information regarding individual grants of stock options to purchase shares of Common Stock made during the year ended December 31, 2001 to each of the Named Executive Officers. The Company did not award any stock appreciation rights in 2001.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
	Individual Grants(1)
		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Sh)
Name	Number of Securities Underlying Options Granted(#)			Expiration Date
					5%($)	10%($)
Robin Raina (3)	1,000,000	47.5%	$0.8125	2/1/11	$510,977	$1,294,916
Richard J. Baum (4)	250,000	11.9%	$0.8125	2/1/11	$127,744	$323,729

(1)
All options were granted under the Company's 1996 Stock Incentive Plan.

(2)
Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation prescribed by the SEC. Actual gains are dependent on the future performance of the common stock and the option holders' continued employment over the vesting period. The potential realizable value does not reflect the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.

(3)
Of the total options granted to Mr. Raina, 192,500 options became exercisable on the grant date, February 2, 2001, and the remaining 807,500 options become exercisable each year, in equal annual installments on the first four anniversaries of the grant date, unless accelerated vesting criteria is met. If the Company reports a pre-tax profit for the year ended December 31, 2001, 50% of the remaining unvested options of this grant vest on the date the profit is reported. If the Company reports a net profit of a $2,500,000 for the year ended December 31, 2002, all remaining unvested options of this grant vest on the date the profit is reported. The Company reported a pre-tax profit for the year ended December 31, 2001 on March 29, 2002 and 302,813 options vested.

(4)
Of the total options granted to Mr. Baum, 50,000 options became exercisable on the grant date, February 2, 2001, and the remaining 200,000 options become exercisable each year, in equal annual installments on the first four anniversaries of the grant date, unless accelerated vesting criteria is met. If the Company reports a pre-tax profit for the year ended December 31, 2001, 50% of the remaining unvested options of this grant vest on the date the profit is reported. If the Company reports a net profit of $2,500,000 for the year ended December 31, 2002, all remaining unvested options of this grant vest on the date the profit is reported. The Company reported a pre-tax profit for the year ended December 31, 2001 on March 29, 2002 and 75,000 options vested.

December 31, 2001 Option Values

        Set forth in the table below is information as of December 31, 2001 regarding unexercised options to purchase Common Stock held by the Named Executive Officers. No stock options were exercised by the Named Executive Officers during 2001.

FISCAL YEAR END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robin Raina	422,500	937,500	$51,494	$216,006
Richard J. Baum	100,000	260,000	$13,375	$53,500

(1)
The value per option is calculated by subtracting the exercise price per share from the closing price of the Common Stock on the Nasdaq Smallcap Market on December 31, 2001, which was $1.08.

Employment and Severance Agreements

        Mr. Baum became the Chief Financial Officer of the Company pursuant to an agreement dated July 15, 1999 among the Company, Mr. Baum, and Tatum CFO Partners, LLP ("Tatum"). Tatum, of which Mr. Baum was a partner until March 16, 2002, furnishes chief financial officers to businesses. The agreement, which is terminable by any of the parties on 30 days notice, provides that the Company pays Mr. Baum, as an officer and employee of the Company, a monthly salary of $15,833.33, and pays Tatum monthly fees of $3,166.67, for making certain of its resources available to Mr. Baum in his performance of his services to the Company. Under the agreement, the Company also granted options on 100,000 shares of Common Stock to Mr. Baum and options on 33,333 shares of Common Stock to Tatum, each with an exercise price of $6.66 per share and vesting as the stock price rises. The vesting is 25% at $9, 25% at $12 and 50% at $15. The agreement provides for semi-annual bonuses of up to an aggregate of $35,000 to Mr. Baum (who receives 75% of any such bonus) and Tatum (which receives 25% of any such bonus) based on Mr. Baum's performance, and also provides for certain Company indemnification of Tatum. The agreement with Tatum was terminated on April 15, 2002, after notice of the termination was given on March 16, 2002.

        Mr. Baum has entered into an Executive Severance Agreement with the Company, dated October 4, 2000, which provides for a severance payment if a change of control of the Company occurs and, within 12 months thereafter, either Mr. Baum's employment is terminated without cause or he resigns due to a demotion or other new and onerous requirement being placed on him. Under the Agreement, the severance payment is equal to one year's salary (based on the highest monthly salary earned by Mr. Baum during the 12 months preceding his termination) plus a bonus equal to the fraction of the year worked up to the termination multiplied by the bonus paid to him in the prior year. Under certain circumstances, the Agreement also provides medical insurance subsidies for a period of 12 months and indemnification. Under the Agreement, Mr. Baum agrees to hold the Company's proprietary information confidential and, for a period of 12 months following his termination, cooperate with the Company with respect to corporate administrative affairs arising during his employment, and, if the termination results in payment of the Agreement's severance benefits, he will be subject to a non-competition agreement. When used in the foregoing summary the terms "cause," "change of control" and "demotion" mean such terms as defined in the Agreement.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and other key employees of the Company and grants options to purchase Common Stock.

        During 2001 the members of the Compensation Committee were Messrs. Chisholm, Drislane, Rich and Rogers.

        COMPENSATION PHILOSOPHY. The Company's goals are to reward executives consistent with the Company's performance and to encourage the executives to increase stockholder value. To achieve these goals, the Compensation Committee has adopted the following objectives as guidelines:

  •
  Display a willingness to pay executives compensation necessary to attract and retain highly qualified executives.

  •
  Be willing to compensate executives for superior performance or for assuming new responsibilities or new positions within the Company.

  •
  Take into account historical levels of executive compensation and compensation structures competitive with other companies of a similar size.

  •
  Implement a balance between short and long-term compensation to complement the Company's annual and long-term business objectives and strategies.

  •
  Provide compensation opportunities based on the performance of the Company, encourage stock ownership by executives and align executive compensation with the interests of stockholders.

        COMPENSATION PROGRAM COMPONENTS. The Compensation Committee reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

        BASE SALARY. The Company's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity with which the members of the Committee are familiar. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary.

        ANNUAL INCENTIVES. The Company has historically awarded cash bonuses to certain salaried employees (including the Named Officers) of the Company. Bonuses are based on various factors, including profitability, revenue growth, management development and other specific performance criteria. The Company awarded bonuses to Mr. Raina and Mr. Baum for Fiscal 2001.

        STOCK OPTION PROGRAM. The Compensation Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Company's officers (including the Named Officers) and other key employees are eligible to receive either incentive stock options or nonqualified stock options as the Compensation Committee may determine from time to time, giving them the right to purchase shares of Common Stock at an exercise price equal to 100 percent of the fair market value of the Common Stock at the date of grant. The number of stock options granted to executive officers is based on several factors including options held as a percentage of total outstanding shares, exercise price of existing options, retention considerations and competitive practices.

        CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Raina's compensation as Chief Executive Officer during Fiscal 2001 was based on his previous compensation level in Fiscal 2000 and the Compensation Committee's assessment of the value to the Company of continuity and stability in the Company's management. The Compensation Committee also compared Mr. Raina's compensation to compensation levels in the marketplace for chief executive officers of companies of comparable size with which members are familiar.

        In Fiscal 2001, Mr. Raina received options to purchase 1,000,000 shares of the Company's Common Stock. In addition, and continuing a bonus structure that was established when Mr. Raina was the Executive Vice President and Chief Operating Officer, a potentially substantial part of his compensation (up to 75%) of base salary was contemplated to consist of a bonus, based on success in meeting goals relating to the Company's financial performance, establishment and development of the Company's web-site, continuity of management and hiring of certain officers. Considering such factors, a bonus was paid to Mr. Raina with respect to Fiscal 2001 of $150,000.

        SUMMARY. After its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for executives of the Company is focused on enhancing corporate performance and increasing value for stockholders. The Compensation Committee believes that the compensation of executive officers is properly tied to stock appreciation through awards granted under the 1996 Stock Incentive Plan and that executive compensation levels at the Company are competitive with the compensation programs provided by other corporations of a similar size known to the Committee.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer or other Named Executive Officers. The Compensation Committee has reviewed the possible effect on the Company of Section 162(m), and it does not believe that Section 162(m) will be applicable to the Company in the foreseeable future, but will review compensation practices as circumstances warrant.

Respectfully submitted,

Members of the Compensation Committee
Douglas C. Chisholm
Dennis Drislane
Roy L. Rogers
William W. G. Rich

PERFORMANCE GRAPH

        The line graph below compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the Nasdaq Stock Market (U.S.) stock index and the Nasdaq Computer Data Processing Index. The following graph assumes the investment of $100 on December 31, 1996, and the reinvestment of dividends (rounded to the nearest dollar).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG EBIX.COM, INC. (FORMERLY DELPHI INFORMATION SYSTEMS, INC.),
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ COMPUTER DATA
PROCESSING INDEX

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
EBIX.COM, INC	$100	$75	$136	$179	$8	$17
NASDAQ STOCK MARKET (U.S.)	$100	$123	$173	$321	$193	$153
NASDAQ COMPUTER; DATA PROCESSING	$100	$123	$219	$482	$222	$179

CERTAIN TRANSACTIONS

        On April 27, 2001, the Company consummated the first closing contemplated by an agreement with BRiT Insurance Holdings PLC ("BRiT"). Pursuant to the agreement, ebix issued 2,240,000 shares of its common stock to BRiT for $2,800,000. As a result of the first closing, BRiT acquired approximately a 16.4 percent equity ownership interest in the Company, becoming its largest stockholder. On June 29, 2001, the Company consummated a second and final closing with BRiT. Pursuant to this closing, ebix issued 4,704,000 shares of ebix common stock to BRiT in return for cash consideration of $4,200,000 and BRiT's transfer to ebix of approximately half of its common stock investment in Insurance Broadcast Systems Inc. ("IBS"), representing a 28 percent equity ownership interest in IBS. This final closing brought BRiT's total cash investment in ebix to $7,000,000 and increased its equity ownership to approximately 38 percent. During 2001 the Company entered into various software and service agreements with BRiT pursuant to which BRiT has paid the Company a total of approximately $639,000. During the first quarter of 2002 the Company entered into an addendum to the agreements with BRiT pursuant to which BRiT has paid the Company an additional $562,500 .

INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, at the recommendation of the Audit Committee, has determined to retain KPMG LLP as the Company's auditors for 2002. KPMG LLP audited the Company's financial statements for 2001, 2000, and 1999. Representatives from KPMG will be present at the meeting and will have an opportunity to make a statement and answer appropriate questions.

*        *        *

        The following table presents fees billed for professional services rendered for the audit of the Company's annual financial statements for 2001 and fees billed for other services rendered by KPMG.

Audit fees(1)	$224,000

Financial information systems design and implementation fees	$0
All other fees:
Audit related fees, including benefit plans and assistance with SEC and Nasdaq matters	$76,500
Other non-audit services, primarily tax compliance	$89,000

Total all other fees	$135,500

(1)
Including fees for the audit of the Company's annual financial statements included in its Form 10-K and reviews of the financial statements in its Forms 10-Q for 2001, but excluding audit related fees.

Audit Committee Report

        The Audit Committee consists of three directors, each of whom meets the independence requirements of The Nasdaq Stock Market. The Committee provides assistance to the members of the Board of Directors in monitoring the (1) integrity of the financial statements of the Company; and (2) the independence and performance of the Company's auditors. The Committee's responsibilities and powers are set forth in its charter, which was filed as an exhibit to the Company's proxy statement for its 2001 annual meeting of stockholders.

        While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

        The Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, including a discussion on the quality and appropriateness of the accounting principles, the reasonableness of significant judgments, and the adequacy of internal controls. The Committee discussed with the independent auditors the results of the 2001 audit and all other matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. In addition, the Committee received, reviewed and discussed the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the amount of non-audit services and the compatibility of such non-audit services with the auditor's independence. The Committee discussed with the auditors the auditors' independence.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      Respectfully submitted,
                       The Members of the Audit Committee
                      William Baumel
                      Larry Gerdes
                      Roy Rogers

COST OF SOLICITATION

        The Company will pay for the cost of soliciting proxies, which also includes the preparation, printing, and mailing of this Proxy Statement. The Company will solicit proxies primarily through the mail, but certain Company directors and employees may also solicit proxies by telephone, telegram, telex, telecopy, or personal interview. Employees who solicit proxies for the Company will not receive any additional pay for their services other than their regular compensation. The Company's transfer agent, Mellon Investor Services LLC, will assist the Company in the solicitation of proxies from brokers and nominees. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for the election of directors in the absence of a contest.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Any stockholder proposal intended to be presented at the Company's 2003 annual meeting of stockholders must be received by the Company at its principal executive offices on or before January 3, 2003, to be included in the Company's proxy statement relating to that meeting. If the Company does not receive notice of a stockholder proposal to be presented at the 2003 meeting (but not included in the Company's proxy material) by March 19, 2003, any proxies returned to the Company can confer discretionary authority to vote on such matters as the proxyholders see fit.

OTHER BUSINESS

        At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxyholders.

        PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

Richard J. Baum Executive Vice President—Finance and Administration, Chief Financial Officer and Secretary
Dated: April 30, 2002

PROXY

Solicited by the Board of Directors

ebix.com, Inc.
1900 E. GOLF ROAD, SUITE 1050
SCHAUMBURG, ILLINOIS 60173

        The undersigned hereby appoints Robin Raina and Richard Baum, and each of them, as proxies, with full power of substitution, to represent and vote all of the stock of ebix.com, Inc., (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on May 31, 2002, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if present, with respect to the matters on the reverse side of this proxy.

^ FOLD AND DETACH HERE ^

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES IN PROPOSAL 1.

Please mark your votes as indicated in this example	☒
		FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐
1.	Proposal to elect 01 William R. Baumel, 02 Douglas C. Chisholm, 03 Dennis Drislane, 04 Larry G. Gerdes, 05 Robin Raina, 06 William W.G. Rich as directors until the next annual meeting of stockholders and until their successors are elected and qualified.
WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES: ☐
2.
THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE. PLEASE SIGN EXACTLY AS OWNERSHIP APPEARS ON THIS PROXY. WHERE STOCK IS HELD BY JOINT TENANTS, ALL PARTIES IN THE JOINT TENANCY SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP OR LIMITED LIABILITY COMPANY, PLEASE SIGN IN PARTNERSHIP OR LIMITED LIABILITY COMPANY NAME BY AUTHORIZED PERSON.

, 2002

DATED
SIGNED
SIGNATURE IF JOINTLY HELD

^ FOLD AND DETACH HERE ^

IMPORTANT INFORMATION
PLEASE RETAIN FOR FUTURE REFERENCE

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